EXHIBIT 10.04.01

GLOBAL SETTLEMENT AGREEMENT

dated as of February 21, 2004,

between

ADELPHIA COMMUNICATIONS CORPORATION

and

ADELPHIA BUSINESS SOLUTIONS, INC.

d/b/a TelCove

GLOBAL SETTLEMENT AGREEMENT

This Global Settlement Agreement is made as of February 21, 2004, by and between Adelphia Communications Corporation, a Delaware corporation (“ACC”), debtor-in-possession, and Adelphia Business Solutions, Inc., a Delaware corporation, d/b/a TelCove (“TelCove”), debtor-in-possession.

W I T N E S S E T H:

WHEREAS, TelCove and certain of its wholly owned subsidiaries, commenced cases (the “TelCove Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) on March 27, 2002, and June 18, 2002, by filing voluntary petitions with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), jointly administered under Case No. 02-11389; and

WHEREAS, ACC and certain of its wholly owned subsidiaries commenced cases (the “ACC Cases”) under chapter 11 of the Bankruptcy Code on June 10, 2002, June 25, 2002, and September 30, 2002, by filing voluntary petitions with the Bankruptcy Court, jointly administered under Case No. 02-41729 (REG); and

WHEREAS, ACC and TelCove are parties to that certain Master Reciprocal Settlement Agreement (together with all Exhibits, Annexes and Schedules thereto) dated as of December 3, 2003 (the “Master Agreement”), which validates, memorializes and otherwise resolves the ownership of various operational assets, including long-haul and metro fiber-optic cable assets, real property interests, equipment, strands and network infrastructure between ACC and TelCove; and

WHEREAS, TelCove and ACC and their applicable Affiliates have certain remaining unresolved claims, defenses and counterclaims against each other; and

WHEREAS, TelCove and ACC and their applicable Affiliates deny the accuracy and/or validity of each other’s respective claims, defenses and counterclaims and TelCove and ACC and their applicable Affiliates desire to enter into a full and complete settlement with each other, which shall, together with the Master Agreement and upon the fulfillment of certain conditions precedent, result in the full and final release and waiver of all claims and counterclaims between the parties, as well as any other unasserted or potential claims (except for any claims that are expressly excluded from such release in accordance with the terms of the Mutual Release, as defined below); and

WHEREAS, upon the TelCove Emergence (as defined below) the parties agree that subject to the terms hereof, ACC and its Affiliates shall make a certain payment to TelCove, and ACC and TelCove (and their applicable Affiliates) shall enter into (i) a Mutual Release Agreement (“Mutual Release”), substantially in the form attached hereto as Annex I; (ii) a Commercial Services Agreement (“Commercial Services Agreement”), substantially in the form attached hereto as Annex II, wherein the parties thereto will agree to a certain business commitment for a five-year period; (iii) an IP Transport Agreement (“IP Transport Agreement”), substantially in the form attached hereto as Annex III, wherein ACC will agree to provide certain capacity to TelCove; (iv) an IT License Exchange Agreement (“IT License Exchange Agreement”), substantially in the form attached hereto as Annex IV, wherein ACC will transfer certain license agreements specified therein to TelCove and TelCove will assume certain liabilities related thereto, and TelCove will transfer certain license agreements specified therein to ACC and ACC will assume certain liabilities related thereto; (v) an Assignment and Assumption Agreement (“A&A Agreement”), substantially in the form attached hereto as Annex V, wherein TelCove will transfer certain agreements specified therein to ACC and ACC will assume certain liabilities related thereto; (vi) an Amendment to the Master Agreement (“MSA Amendment”), substantially in the form attached hereto as Annex VI, wherein the parties will agree to modify certain terms of the Master Agreement; (vii) an Asset Conveyance Agreement (“Conveyance Agreement”), substantially in the form attached hereto as Annex VII, by which certain CLEC market assets and associated specified rights and obligations shall be transferred from ACC to TelCove; (viii) a non-executory IRU Agreement (“IRU Agreement”), substantially in the form attached hereto as Annex VIII, wherein ACC will grant to TelCove an indefeasible right to use certain fiber-optic cable assets; (ix) a Maintenance Agreement (“Maintenance Agreement”), substantially in the form attached hereto as Annex IX, wherein the parties thereto will agree to prospective rights and obligations related to the repair and maintenance of various assets which shall be co-located or for which one party shall hold a right of use; (x) a Collocation Agreement (“Collocation Agreement”), substantially in the form attached hereto as Annex X, wherein the parties thereto will grant each other the right to collocate communications equipment at various sites and (xi) a Master Management Agreement (the “Master Management Agreement”), substantially in the form attached hereto as Annex XI; and

WHEREAS, the parties have determined that the various transactions to be effected by this Global Agreement and the eleven agreements annexed hereto (each an “Annex Agreement” or an “Annex”) are beneficial to each corporation as a whole, including all of its Affiliates, debtor and non-debtor alike; and

WHEREAS, the parties have agreed in connection with this settlement that, with respect to the telecommunication assets and rights relating thereto proposed to be transferred to TelCove pursuant to this Global Agreement and the Annex Agreements and consistent with Section 2.2(b), that, on the date of the TelCove Emergence, all rights and obligations arising on or after such date shall inure for the benefit of, or be borne by, TelCove, subject to applicable law, regardless of whether legal title is ultimately transferred to TelCove; and

WHEREAS, the consummation of the Settlement contemplated by this Global Agreement and the execution and delivery of the Annex Agreements is conditioned on the approval of the Bankruptcy Court and certain other conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.   DEFINITIONS

1.1                                 Defined Terms.  As used herein, the terms below shall have the following respective meanings:

“A&A Contracts” means the contracts listed on Schedule 2.1 to the A&A Agreement.

“A&A Cure Amounts” refers to the “Cure Amounts” as defined in the A&A Agreement.

“ACC DIP Lenders’ Consent” means all necessary approvals and consents (to be evidenced in the form of an amendment to the below-described credit agreement on terms acceptable to ACC pursuant to which ACC shall borrow funds to make the Cash Payment) with respect to the consummation of the transactions contemplated by this Global Agreement required under the Amended and Restated Credit and Guaranty Agreement, dated as of August 26, 2002 (as it may be amended), among UCA LLC, Century Cable Holdings, LLC, Century-TCI California L.P., Olympus Cable Holdings, LLC, Parnassos, L.P., FrontierVision Operating Partners, L.P., ACC Investment Holdings, Inc., Arahova Communications, Inc., and Adelphia California Cablevision, LLC, as Borrowers, the Guarantors listed therein, the Lenders party thereto and the Agents party thereto.

“ACC License Cure Amounts” refers to the “ACC Cure Amounts” as defined in the IT License Exchange Agreement.

“ACC Material Adverse Effect” means any ruling, holding, development or change in the ACC Cases related to the Settlement that is materially adverse (as asserted by ACC and determined by the Bankruptcy Court) to ACC and its Affiliates (taken as a whole), but only to the extent it is not the result of a breach by ACC or its Affiliates of this Global Agreement.

“ACC Parties” means ACC and each of its Affiliates that is required to become a signatory to any of the Annex Agreements.

“Acquired Assets” means the CLEC Market Assets, the Vehicles and the Garage.

“Adelphia Marks” means the corporate name “Adelphia,” and any and all variations or derivations thereof, or related or similar trade names, trademarks, service marks or logos to which ACC or any other ACC Party hold rights.

“Affiliate” means, with respect to either party, (i) an entity controlled by such party for purposes of Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, or (ii) an entity that is an “affiliate” of such party under clause (B) of Section 101(2) of the Bankruptcy Code.

“Beal Consent” means all necessary approvals and consents to the consummation of the transactions contemplated by this Global Agreement required under the Secured Debtor in Possession Priming Credit and Security Agreement, dated as of August 9, 2002, by and among Beal Bank, S.S.B., TelCove and certain other direct or indirect subsidiaries of TelCove.

“Board Approval” means the approval by the Board of Directors of each of TelCove and ACC to the respective party’s consummation of the Settlement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Capped Damages” means Damages with respect to which a party and its Representatives shall be entitled to indemnity pursuant to Section 7.2(a)(ii), or Section 7.2(b)(ii).

“CLEC Accounts Receivable” means the rights of any ACC Party to payment for telephone, data transmission and other CLEC services billed by or on behalf of any ACC Party and unpaid prior to the TelCove Emergence as reflected on the billing records of any ACC Party relating to the CLEC Market Assets, excluding any Verizon accounts receivable and any receivables among ACC and its Affiliates.

“CLEC Annex Agreements” means the Conveyance Agreement, the IRU Agreement, the Maintenance Agreement, the Collocation Agreement and the Master Management Agreement.

“CLEC Assumed Contracts” means the contracts and leases related to the CLEC Market Assets described on Schedule 2.2 to the Conveyance Agreement.

“CLEC Consents” means all Consents necessary to consummate the CLEC Transactions.

“CLEC Market Assets” means (i) the assets described on Schedule 2.1 to the Conveyance Agreement and (ii) the CLEC Accounts Receivable.

“CLEC Market Employees” means, with respect to any CLEC market, the CLEC Employees employed in such CLEC market.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

“Compensation Arrangement” means any written compensation arrangement other than an Employee Plan or a Multiemployer Plan that provides to CLEC Employees any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plan.

“Consents” means all authorizations, permits, licenses, certificates of authority, consents, Orders, filings, notices and approvals of Governmental Entities and other third parties necessary for ACC, TelCove and their respective Affiliates, as applicable, to consummate each of the Global Transactions and the CLEC Transactions contemplated by this Global Agreement in accordance with the terms hereof, excluding (i) the consent of the Bankruptcy Court, (ii) clearance under the HSR Act, if applicable, (iii) the Beal Consent, and (iv) the ACC DIP Lenders’ Consent.

“Employee Plan” means any written pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit or welfare plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) to which ACC or any of its Affiliates contributes or which ACC or any of its Affiliates sponsors or maintains or by which ACC or any of its Affiliates otherwise is bound, that provides benefits to CLEC Employees.

“Employee Transfer Date” means, with respect to any CLEC market, (i) the Global Closing Date, if none of the CLEC Market Assets in such CLEC market comprise Managed Assets under the terms of the Master Management Agreement, or (ii) the date on which the Master Management Agreement terminates with respect to such CLEC market.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

“Exhibits” means the exhibits to this Global Agreement.

“FCC” means the Federal Communications Commission.

“Global Agreement” means this Global Settlement Agreement, including all Exhibits, Annexes and Schedules.

“Global Annex Agreements” means the Mutual Release, the Commercial Services Agreement, the IP Transport Agreement, the IT License Exchange Agreement, the A&A Agreement and the MSA Amendment.

“Global Consents” means all Consents necessary to consummate the Global Transactions.

“Global Transactions” means the transactions contemplated by Section 2.1 hereof.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, department, official, or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IT Licenses” means the license agreements described in the IT License Exchange Agreement.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Order, principle of common law, or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or any other requirement or rule of law.

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person’s balance sheets or other books and records.

“Lien” means any lien, claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, or other encumbrance.

“Local Authority” means the applicable county, municipal or other local authority exercising regulatory authority over the placement or operation of any of the Acquired Assets in the applicable jurisdiction of the local authority.

“Material Global Consents” means the Global Consents and CLEC Consents designated by ACC and TelCove in writing as being material to the consummation of the Global Transactions and the CLEC Transactions contemplated hereby.

“Multiemployer Plan” means a plan, as defined in ERISA Section 3(37) or 4001(a)(3), to which ACC or any trade or business which would be considered a single employer with ACC under Section 4001(b)(1) of ERISA or part of the same “controlled group” as the ACC under Section 302(d)(8)(C) of ERISA, contributed, contributes or is required to contribute that provides benefits to the CLEC Employees.

“Order” means any judgment, order, injunction, writ, ruling, decree, stipulation or award of any Governmental Entity or private arbitration tribunal.

“Person” means an individual, partnership, joint venture, corporation, business trust, limited liability company, trust, unincorporated organization, joint stock company, labor union, estate, Governmental Entity or any other entity.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, Tax, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, excluding any FCC proceeding affecting the cable television or telecommunications industry generally in which such Person is not a named party, or any Governmental Entity proceeding that has arisen therefrom.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

“Schedules” means the schedules attached to the Annex Agreements.

“Scheduling Order” means an Order of the Bankruptcy Court, in form and substance acceptable to both ACC and TelCove.

“Settlement” means, collectively, the various transactions contemplated by this Global Agreement and the Annex Agreements.

“Settlement Approval Order” means an order entered by the Bankruptcy Court in the TelCove Cases and the ACC Cases, approving the Settlement and the consummation of the transactions contemplated by this Global Agreement, in form and substance acceptable to both ACC and TelCove.

“Settlement Hearing” means the hearing to be scheduled and conducted by the Bankruptcy Court to consider approval and entry of the Settlement Approval Order.

“Settlement Motion” means the motion or motions seeking approval and entry of the Scheduling Order and the Settlement Approval Order, in form and substance acceptable to both ACC and TelCove.

“State PUC” means any state public service and/or public utilities commission having regulatory authority over the Acquired Assets, the CLEC Assumed Contracts, the IT Licenses and/or the A&A Contracts located within such jurisdiction.

“Tax” means any federal, state, county, local, foreign and other income, profits, gains, net worth, sales and use, ad valorem, gross receipts, business and occupation, license, estimated, stamp, custom duties, occupation, property (real or personal), franchise, capital stock, license, excise, value added, payroll, employees, income withholding, social security, unemployment or other tax, any penalty, addition to tax and interest on the foregoing.

“TelCove Emergence” means the “Effective Date” as defined in TelCove’s confirmed Chapter 11 plan.

“TelCove License Cure Amounts” refers to the “TelCove Cure Amounts” as defined in the IT License Exchange Agreement.

“TelCove Material Adverse Effect” means (i) any development, change or effect that is materially adverse to the CLEC Market Assets, the CLEC Assumed Contracts, the Garage, the Vehicles or the IT Licenses to be transferred to the TelCove Parties, taking all such assets as a whole and only to the extent it is not the result of a breach of this Global Agreement by TelCove or its Affiliates, or (ii) any ruling, holding, development or change in the TelCove Cases related to the Settlement that is materially adverse (as asserted by TelCove and determined by the Bankruptcy Court) to TelCove and its Affiliates (taken as a whole), but only to the extent it is not the result of a breach by TelCove or its Affiliates of this Global Agreement.

“TelCove Parties” means TelCove and each of its Affiliates that is required to become a signatory to any of the Annex Agreements.

“Third Party” means any Person other than (i) ACC, the ACC Parties and their Affiliates and (ii) TelCove, the TelCove Parties and their Affiliates.

“Transfer Tax” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto, but such term shall not include any tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

“Uncapped Damages” means Damages with respect to which a party and its Representatives shall be entitled to indemnity pursuant to Section 7.2(a)(i), or Section 7.2(b)(i).

1.2                                 Other Defined Terms.  Each of the following additional terms has the meaning given to such terms in the Section or Annex set forth below:

Term	Section or Annex

A&A Agreement	Recitals
ACC	Preamble
ACC Cases	Recitals
Annex Agreements	Recitals
Annexes	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Cash Payment	Section 2.1(a)
Claims Disputes	Section 2.5(a)
CLEC Employees	Section 3.9
CLEC Transactions	Section 2.2(a)
Collocation Agreement	Recitals
Commercial Services Agreement	Recitals
Conveyance Agreement	Recitals
Cure Disputes	Section 2.5(a)
Cure Period	Section 5.4(c)
Damages	Section 7.2(a)
Defaulting Party	Section 6.2(b)
Effective Date	Conveyance Agreement
Garage	Section 3.8(a)(ii)
Governmental Applications	Section 4.12(a)
Global Closing	Section 2.4(a)
Global Closing Date	Section 2.4(a)
IP Transport Agreement	Recitals
IRU Agreement	Recitals
Indemnified Party	Section 7.3(a)
Indemnifying Party	Section 7.3(a)
IT License Exchange Agreement	Recitals
Joint Rejection Order	Section 2.5(a)
Maintenance Agreement	Recitals
Master Management Agreement	Recitals
Master Agreement	Recitals
MSA Amendment	Recitals
Mutual Release	Recitals

Term	Section or Annex

Non-Assumed ACC Liabilities	Section 2.5(b)
Non-Assumed TelCove Liabilities	Section 2.5(c)
Notice	Section 7.3(a)
Rejection Damages Disputes	Section 2.5(a)
TelCove	Preamble
TelCove Cases	Recitals
Vehicles	Section 3.8(a)(iii)

1.3                                 Other Definitional Provisions.

(a)                                  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Global Agreement shall refer to this Global Agreement as a whole and not to any particular provision of this Global Agreement, and Section references are to a section of this Global Agreement (and not to a section of an Annex) unless otherwise specified.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.  Words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)                                  Whenever the words “include,” “includes” or “including” are used in this Global Agreement (including the Annex Agreements), they shall be deemed to be followed by the words “without limitation.”

ARTICLE II.   TERMS OF SETTLEMENT

2.1                                 The Global Transactions.  Subject to the terms and upon satisfaction of the conditions contained in this Global Agreement, at the Global Closing:

(a)                                  ACC shall pay to TelCove the following sum (the “Cash Payment”): (i) Sixty Million Dollars ($60,000,000), plus (ii) Two Million Five Hundred Thousand Dollars ($2,500,000), less the amounts of any payments made by ACC or its Affiliates to TelCove or its Affiliates since January 1, 2004, with respect to invoices for those services that are described on Exhibit 2.1 provided by TelCove or its Affiliates during the period January 1, 2003 through December 31, 2003.  The Cash Payment shall be paid on the Global Closing Date by wire transfer of immediately available funds (although if such wire shall be initiated after 10:00 a.m., Mountain time, the Cash Payment may not be credited to TelCove’s account until the next occurring Business Day) to a bank account designated in writing by TelCove no later than three (3) business days prior to the Global Closing Date.

(b)                                 ACC shall, or shall cause each applicable ACC Party to, transfer and convey the Vehicles and the Garage to TelCove or such TelCove Party as shall be designated in writing by TelCove no later than three (3) business days prior to the Global Closing Date.

(c)                                  Each of ACC and TelCove shall, and shall cause each of its applicable Affiliates to, execute and deliver the Global Annex Agreements.

2.2                                 The CLEC Transactions.

(a)                                  Subject to the terms and upon satisfaction of the conditions contained in this Global Agreement, upon the TelCove Emergence, each of ACC and TelCove shall, and shall cause each of its applicable Affiliates to, execute and deliver each of the CLEC Annex Agreements (the “CLEC Transactions”).

(b)                                 Upon the TelCove Emergence, the Master Management Agreement shall effect the amendment of the existing management agreements and other arrangements to the extent necessary to effectuate the transfer of the economic benefits and burdens of the telecommunications assets and rights to be transferred to TelCove pursuant to this Agreement and the CLEC Annex Agreements; provided, however, ACC shall continue to be responsible for maintaining its ownership and control of all licenses, franchises, permits and other non-assignable rights prior to the applicable Effective Dates for the “Managed Assets” in accordance with the terms of, and as defined in, the Master Management Agreement.  Notwithstanding any provision of this Global Agreement or the CLEC Annex Agreements to the contrary, pending the Effective Date with respect to such Managed Assets, ACC shall retain actual (de facto) and legal (de jure) control over such Managed Assets to the extent required by applicable law, including with respect to any licenses, franchises, permits or other governmental authorizations held by the ACC Parties with respect thereto.

2.3                                 Consideration.  Consideration for the Global Transactions and the CLEC Transactions shall be the benefits received by the TelCove Parties, or their respective Affiliates upon payment of the Cash Payment and transfer of the Vehicles, the Garage and the CLEC Market Assets, and the benefits received by the ACC Parties or the TelCove Parties, or their respective Affiliates under the terms of each of the Annex Agreements, granting the parties and their Affiliates rights and obligations in accordance with the terms set forth therein.

2.4                                 Global Closing and Subsequent Confirmations.

(a)                                  Time and Place.  Subject to the satisfaction or, to the extent permissible by Law, waiver (by the party for whose benefit the condition is imposed) of the conditions described in Sections 5.1, 5.2 and 5.3, the closing of the Global Transactions (the “Global Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other place as ACC and TelCove shall mutually agree, commencing at 10:00 a.m., Eastern time on the date of the TelCove Emergence (the “Global Closing Date”).

(b)                                 Global Closing Deliveries.

(i)                                     TelCove Deliveries.  At the Global Closing, the TelCove Parties shall deliver to the ACC Parties:

(1)                                          The certificate described in Section 5.2(c) of this Global Agreement;

(2)                                          Each of the Annex Agreements, substantially in the form attached hereto, duly executed by the appropriate TelCove Parties to give full effect thereto by the TelCove Parties;

(3)                                          All other instruments of assignment and assumption, in form and substance reasonably acceptable to ACC, as may be reasonably necessary to effect the assignment of the IT Licenses the A&A Contracts being transferred to the ACC Parties, and the assumption by the TelCove Parties of the IT Licenses being transferred thereto pursuant to the IT License Exchange Agreement and the CLEC Assumed Contracts being transferred thereto pursuant to the Conveyance Agreement;

(4)                                          Copies of all instruments evidencing receipt of any Global Consents and CLEC Consents obtained by the TelCove Parties to the extent not previously delivered; and

(5)                                          Such other documents reasonably requested by ACC to consummate the Global Transactions contemplated by this Global Agreement and reasonably required to give effect to the Global Annex Agreements and to consummate the CLEC Transactions and reasonably required to give effect to the CLEC Annex Agreements

(ii)                                  ACC Deliveries.  At the Global Closing, the ACC Parties shall deliver to the TelCove Parties:

(1)                                          the Cash Payment;

(2)                                          The certificate described in Section 5.3(c) of this Global Agreement;

(3)                                          Each of the Annex Agreements, substantially in the form attached hereto, duly executed by the appropriate ACC Parties to give full effect thereto by the ACC Parties;

(4)                                          A quit claim deed for the Garage, the original motor vehicle titles for the Vehicles, and all other instruments of conveyance and transfer, or assignment and assumption, in form and substance reasonably acceptable to TelCove, as may be reasonably necessary (a) to convey or transfer to the TelCove Parties the Garage and the Vehicles, (b) to effect the assignment of the IT Licenses being transferred to the TelCove Parties, and the assumption by the ACC Parties of the IT Licenses and the A&A Contracts being transferred thereto pursuant to the IT License Exchange Agreement or the A&A Agreement and (c) to transfer or assign the CLEC Market Assets and CLEC Assumed Contracts to the TelCove Parties;

(5)                                          Copies of all instruments evidencing receipt of any Global Consents and CLEC Consents obtained by the ACC Parties to the extent not previously delivered;

(6)                                          FIRPTA Certificate.  Certificates of non-foreign status that comply with Section 1445 of the Code (and applicable Treasury Regulations promulgated thereunder) duly executed by each ACC Party or, in the event that any such ACC Party is treated as an entity disregarded for federal income tax purposes, by a Person treated as owning the assets of such entity for federal income tax purposes; and

(7)                                          Such other documents reasonably requested by TelCove to give effect to the Global Transactions contemplated by this Global Agreement and reasonably required to give effect to the Global Annex Agreements and to consummate the CLEC Transactions and reasonably required to give effect to the CLEC Annex Agreements.

(c)                                  Confirmation of Effective Date of the Transfer of CLEC Market Assets.  In the event that the Effective Date of the transfer of legal title to any CLEC Market Asset or CLEC Assumed Contract shall be subsequent to the Global Closing Date, TelCove and ACC shall each notify the other as to such Effective Date pursuant to the terms of the Conveyance Agreement.  At each such Effective Date, each of TelCove and ACC shall provide each other with copies of all instruments evidencing receipt of any CLEC Consents to the extent not previously delivered to the other party.

2.5                                 Assumed and Non-Assumed Liabilities.

(a)                                  Third Party Agreements.  In accordance with section 365 of the Bankruptcy Code and in order to fully and finally resolve all pending disputes between ACC and TelCove regarding each party’s respective liability for (i) the cure amounts related to the assumption, and/or the assumption and assignment of certain executory contracts and unexpired leases, including any administrative claims related thereto (collectively, the “Cure Disputes”); (ii) the rejection damages associated with the rejection of certain executory contracts and unexpired leases pursuant to that certain Order dated January 14, 2003 (the “Joint Rejection Order”), authorizing the joint rejection by ACC and TelCove of certain executory contracts (collectively, the “Rejection Damages Disputes”); and (iii) the pre-petition and post petition liabilities associated with certain other contracts and claims (the “Claims Disputes”), ACC and TelCove hereby agree that as of the Global Closing Date, each party shall be responsible for the Cure Disputes, the Rejection Damages Disputes and the Claims Disputes in the amounts and as set forth on the following Exhibits annexed hereto:

Exhibit 2.5(a) – Joint Rejections:  The TelCove Parties shall accept liability for the rejection damages associated with the Joint Rejection of the contracts listed on Exhibit 2.5(a).

Exhibit 2.5(b) – ILEC Contracts:  ACC shall accept liability for all obligations and liabilities associated with the CLEC market contracts listed on Exhibit 2.5(b) incurred or otherwise outstanding up to the Global Closing Date.  As of the Global Closing Date, TelCove shall assume responsibility for all obligations and liabilities associated with such contracts incurred after the Global Closing Date.

Exhibit 2.5(c) – TelCove Assumed and Assigned to ACC:  TelCove shall assume and assign to ACC the contracts listed on Exhibit 2.5(c) and ACC shall cure any outstanding defaults, including any administrative claims related thereto in the amounts as set forth thereon, and assume responsibility for all obligations associated with such contracts.

Exhibit 2.5(d) – TelCove Assumed:  TelCove shall assume the contracts listed on Exhibit 2.5(d) and ACC shall cure any outstanding defaults, including any administrative claims related thereto, in the amounts as set forth on Exhibit 2.5(d).

Exhibit 2.5(e) – TelCove Rejections:  TelCove shall accept liability for the rejection damages associated with the rejection of the contracts listed on Exhibit 2.5(e).

Exhibit 2.5(f) – VA Ring Contracts:  Telcove is the grantor of certain IRUs to each of the third parties listed on Exhibit 2.5(f).  ACC and TelCove will cooperate in good faith to negotiate a modified IRU agreement with each such third party, which modified agreement will be assumed/assigned by TelCove to ACC, with ACC to be liable for all attendant costs.  Notwithstanding the joint efforts of ACC and TelCove to obtain modified IRU agreements from such third parties, if such effort proves to be unsuccessful, then TelCove shall be entitled to assume or reject any of the agreements listed on Exhibit 2.5(f), with any such rejection damages or cure amounts, as applicable, in the TelCove estates, to be shared equally by ACC and TelCove.  In the event that TelCove rejects any agreement listed on Exhibit 2.5(f) and thereafter, ACC enters into a new IRU agreement with the party whose IRU agreement was rejected by TelCove, then ACC shall reimburse TelCove for its previously paid portion of any such rejection damages or cure costs.

Exhibit 2.5(g) – Omnibus Objection Contracts:  ACC shall remain liable for the pre-petition claims to the extent ultimately allowed by the Court, associated with the contracts listed on Exhibit 2.5(g), in an amount for each contract not to exceed the amount for such contract set forth on Exhibit 2.5(g).

Exhibit 2.5(h) – ACC Contracts to be Assigned to TelCove:  Upon the later of the Global Closing Date or the receipt of any Consent required in connection with the assignment of each contract, ACC shall assign to TelCove the contracts listed on Exhibit 2.5(h), and the customer contracts in effect on the Global Closing Date that shall be listed on Schedule 2.2 to the Conveyance Agreement, and ACC shall cure any outstanding defaults, including any administrative claims related thereto in the amounts set forth on Exhibit 2.5(h) or Schedule 2.2, as applicable.  ACC shall remain liable for all obligations and liabilities associated with each such contract up to the effective date of assignment of such contract, and as of such date, TelCove shall assume responsibility for all obligations and liabilities associated with each such contract arising after such date.

With reference to Exhibit 2.5(b) and Exhibit 2.5(h), and the business conducted with the CLEC Market Assets, the ACC Parties shall remain liable up to the Global Closing Date for all ordinary course trade payables and other accounts payable related to post-petition services arising in respect of the CLEC Market Assets and CLEC Assumed Contracts, subject to the terms of any applicable management agreements or other management arrangements with TelCove or its Affiliates related thereto.  Subsequent to the Global Closing Date, ordinary course trade payables and other accounts payable related to the CLEC Market Assets and CLEC Assumed Contracts shall be the obligations of the TelCove Parties in accordance with the terms of the Conveyance Agreement and the Master Management Agreement.  In addition to the foregoing, certain ACC

Parties and certain TelCove Parties shall assume certain liabilities with respect to IT Licenses pursuant to the terms of the IT License Exchange Agreement.

(b)                                 Non Assumed TelCove Liabilities.All obligations or liabilities of the TelCove Parties or their Affiliates of whatever kind or nature that are not expressly assumed by the ACC Parties as provided in Section 2.5(a) above comprise non-assumed liabilities (the “Non-Assumed TelCove Liabilities”).

(c)                                  Non Assumed ACC Liabilities.  All obligations or liabilities of the ACC Parties or their Affiliates of whatever kind or nature that are not expressly assumed by the TelCove Parties as provided in Section 2.5(a) above comprise non-assumed liabilities (the “Non-Assumed ACC Liabilities”).

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE PARTIES

TelCove, for itself and on behalf of each of the other TelCove Parties, and ACC, for itself and on behalf of each of the other ACC Parties, each hereby represents and warrants to the other party as follows (with the term “such party” referring to, in the case of ACC’s representations and warranties in this Article III, to each of the ACC Parties, and, in the case of TelCove’s representations and warranties in this Article III, to each of the TelCove Parties):

3.1                                 Existence, Good Standing and Power.  Such party is a corporation validly existing and in good standing under the laws of the State of its incorporation.  Subject to entry of the Settlement Approval Order and any other Order granting Consent which may be necessary from the FCC or a State PUC or other Governmental Entity, such party has all requisite power and authority to execute and deliver this Global Agreement, the Annex Agreements to which it is a party, and the other documents and instruments to be executed and delivered to perform its obligations hereunder and thereunder.  Such party is duly authorized to transact business as a foreign corporation, partnership or other legal entity, and is in good standing, in the states in which the Acquired Assets are located and the CLEC Assumed Contracts, the IT Licenses and the A&A Contracts are performed.

3.2                                 Authority.  The execution, delivery and performance of this Global Agreement, and the Annex Agreements to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such party.

3.3                                 Execution and Binding Effect.  This Global Agreement has been, and the Annex Agreements to which it is a party when delivered at the Global Closing, shall be, duly and validly executed and delivered by such party and, following the entering of the Settlement Approval Order, this Global Agreement, and the Annex Agreements to which it is a party following execution and delivery thereof by such party and the transactions contemplated herein and therein shall constitute, a valid and legally binding obligation of such party enforceable against such party in accordance with its respective terms.

(a)                                  For each ACC Party:  Pursuant to the terms and conditions set forth in Section 2.4 and Article V, each of the Annex Agreements shall be duly executed by all ACC

Parties necessary for ACC and its Affiliates to perform fully their obligations thereunder.  Each of the ACC Parties (other than ACC) is an Affiliate of ACC.

(b)                                 For each TelCove Party:  Pursuant to the terms and conditions set forth in Section 2.4 and Article V, each of the Annex Agreements shall be duly executed by all TelCove Parties necessary for TelCove and its Affiliates to perform fully their obligations thereunder.  Each of the TelCove Parties (other than TelCove) is an Affiliate of TelCove.

3.4                                 No Violation. Subject to the receipt of the Consents listed in Exhibit 3.5A and Exhibit 3.5B, and subject to entry of the Settlement Approval Order, the execution, delivery and performance by such party of this Global Agreement, and the Annex Agreements to which it is a party, and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) the certificate of incorporation or bylaws of such party or any resolution adopted by the board of directors of such party and not rescinded, (b) any material agreement or other instrument to which such party is a party or by which such party or any of its respective properties or assets is bound, (c) any Order to which such party is bound or subject, (d) any Law, franchise, license or permit of any Governmental Entity applicable to such party or any of its respective properties or assets, or (e) except as provided for herein, result in the imposition or creation of any Lien upon or with respect to any of the assets to be assigned or transferred by it to another party pursuant hereto.

3.5                                 Third-Party Consents.

(a)                                  For each ACC Party:  Except for (i) clearance under the provisions of the HSR Act, if applicable, (ii) the Settlement Approval Order, (iii) Board Approval, (iv) the ACC DIP Lenders’ Consent and (v) any other Consents listed on Exhibit 3.5A hereto, the execution, delivery and performance by each ACC Party of this Global Agreement, the Annex Agreements to which such ACC Party is a signatory, and the transactions contemplated hereby and thereby do not require any Consent.  Exhibit 3.5A specifies those Consents that are required by each ACC Party with respect to each Annex Agreement to which it is a party and whether such Consent is required with respect to the Global Transactions or the CLEC Transactions.

(b)                                 For each TelCove Party:  Except for (i) clearance under the provisions of the HSR Act, if applicable, (ii) the Settlement Approval Order, (iii) Board Approval, (iv) the Beal Consent and (v) any other Consents listed on Exhibit 3.5B hereto, the execution, delivery and performance by each TelCove Party of this Global Agreement, the Annex Agreements to which such TelCove Party is a signatory, and the transactions contemplated hereby and thereby do not require any Consent.  Exhibit 3.5B specifies those Consents that are required by each TelCove Party with respect to each Annex Agreement to which it is a party and whether such Consent is required with respect to the Global Transactions or the CLEC Transactions.

3.6                                 Brokers and Finders.  Such party has not engaged any broker or other similar agent in connection with the matters contemplated by this Global Agreement or the Annex Agreements.

3.7                                 Litigation.  Excluding the TelCove Cases and the ACC Cases and other Proceedings connected thereto, and certain Proceedings initiated by the Securities Exchange Commission and the Department of Justice, to the best of such party’s knowledge, there are no Proceedings or Orders pending or threatened against or affecting such party or relating to the operation of such party’s business, at law or in equity, before any Governmental Entity that might reasonably be expected to (i) result in substantial and material impairment or loss of such party’s title to any assets to be transferred to another party pursuant hereto, (ii) impede the operation of the Acquired Assets in any material respect, or (iii) materially hinder or impede the consummation of the transactions contemplated by this Global Agreement, or its performance of its obligations under this Global Agreement and the Annex Agreements to which it is a party.

3.8                                 Title to Assets.

(a)                                  For each ACC Party:  (i) ACC or one of the other ACC Parties has good and marketable title to, and the power and authority (subject to the Settlement Approval Order) to transfer and assign the CLEC Market Assets, the CLEC Assumed Contracts, the Vehicles, the Garage, and the IT Licenses being transferred to the TelCove Parties pursuant to the IT License Exchange Agreement, free and clear of all Liens or Liabilities, subject to the payment by ACC or one of its Affiliates of the ACC License Cure Amounts and the A&A Cure Amounts, and the satisfaction of rejection claims associated with the CLEC Market Assets. (ii) The parking garage located at 718 North Main Street, Coudersport, Pennsylvania (the “Garage”), that shall be transferred to TelCove or an Affiliate thereof upon the Global Closing is described on Exhibit 3.8(a)(ii) hereto.  (iii) The vehicles (the “Vehicles”) that shall be transferred to TelCove or an Affiliate thereof upon the Global Closing are listed on Exhibit 3.8(a)(iii) hereto.

(b)                                 For each TelCove Party:  TelCove or one of the other TelCove Parties has good and marketable title to, and the power and authority (subject to the Settlement Approval Order) to transfer and assign, the IT Licenses being transferred to the ACC Parties pursuant to the IT License Exchange Agreement and the A&A Contracts being transferred to the ACC Parties pursuant to the A&A Agreement, free and clear of all Liens or Liabilities, subject to the payment by TelCove or one of its Affiliates of the TelCove License Cure Amounts, and the payments by ACC or one of its Affiliates of the A&A Cure Amounts.

3.9                                 Employees.  ACC has delivered to TelCove a complete list of the names of all persons employed by ACC as of the date of this Global Agreement directly and principally in connection with the operation of the CLEC Market Assets (“CLEC Employees”), provided, however, the CLEC Employees exclude the employees listed on Exhibit 3.9.  ACC has delivered to TelCove a complete list of the dates of hire and current rate of compensation of each CLEC Employee, and current copies of summary plan descriptions of Employee Plans and Compensation Arrangements, to the extent applicable, including a description of ACC’s severance pay programs and policies applicable to the CLEC Employees.

ARTICLE IV.   COVENANTS OF THE PARTIES

4.1                                 Public Announcements.  Prior to the final Effective Date for any CLEC Assets, without the prior consent of the other party, which consent shall not be unreasonably withheld, no party shall issue a press release or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by Law, by obligations pursuant to any listing agreement with any national securities exchange or over-the-counter market or with respect to filings to be made with the Bankruptcy Court in connection with this Global Agreement, the Annex Agreements or the transactions contemplated hereby or thereby (in which case the party required to make such public statement shall give the other party reasonable prior notice before making such public statement).

4.2                                 Reasonable Efforts.

(a)                                  Each of the parties hereto shall use reasonable, good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Law to ensure that the conditions set forth in Article V of this Global Agreement are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Global Agreement.  Without limiting the generality of the foregoing, the parties hereto shall furnish to each other such necessary information and reasonable assistance, as each may request in connection with the preparation and filing of applications and motion papers, including the Settlement Motion needed to obtain Bankruptcy Court approval of the transactions contemplated by this Global Agreement and the Annex Agreements, and shall execute any additional instruments necessary to consummate the transactions contemplated hereby.

(b)                                 ACC shall not take any action which would reasonably be expected to have a TelCove Material Adverse Effect except as otherwise may be ordered by the Bankruptcy Court over ACC’s objection.  TelCove shall not take any action which would reasonably be expected to have an ACC Material Adverse Effect except as otherwise may be ordered by the Bankruptcy Court over TelCove’s objection.

4.3                                 Notification of Certain Matters.  Each party shall give prompt notice to the other party of (i) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Global Agreement and the Annex Agreements, (ii) any written objection or Proceeding that challenges the transactions contemplated hereby or by the Annex Agreements or the entry of the Scheduling Order or the Settlement Approval Order, and (iii) any Orders from the Bankruptcy Court that could reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby or by the Annex Agreements; provided, however, that the foregoing notice requirements shall exclude any objections, Proceedings or Orders that the other party would reasonably have been expected to receive as a party to the ACC Cases and the TelCove Cases.

4.4                                 Further Agreements.

(a)                                  ACC authorizes and empowers TelCove on and after the Global Closing Date to receive and to open all mail received by TelCove relating to the Vehicles, the Garage, and certain IT Licenses being transferred to the TelCove Parties pursuant to the IT License Exchange Agreement, and to deal with the contents of such communications in any proper manner, provided, however, that TelCove shall promptly remit to ACC any cash, checks, refunds, or other instruments of payment in respect of the Vehicles, the Garage or such IT Licenses for periods ending on or before the Global Closing Date; and ACC shall promptly deliver to TelCove any cash, checks, refunds, other instruments of payment, mail or other communications received by ACC after the Global Closing Date pertaining to the foregoing matters except that it may retain any cash, checks, refunds or other instruments of payment in respect of the Vehicles, the Garage and the IT Licenses being transferred to the TelCove Parties pursuant to the IT License Exchange Agreement for periods ending on or before the Global Closing Date.  TelCove shall promptly deliver to ACC any mail or other communication addressed to ACC but received by TelCove after the Global Closing Date which it is not authorized to receive and open pursuant to the preceding sentence.  From and after the Global Closing Date, ACC shall refer to TelCove all inquiries with respect to the Vehicles, the Garage and the IT Licenses being transferred to the TelCove Parties pursuant to the IT License Exchange Agreement.

(b)                                 TelCove authorizes and empowers ACC on and after the Global Closing Date to receive and to open all mail received by ACC relating to the A&A Contracts or certain IT Licenses being transferred to the ACC Parties pursuant to the IT License Exchange Agreement, and to deal with the contents of such communications in any proper manner, provided, however, that ACC shall promptly remit to TelCove any cash, checks, refunds, or other instruments of payment in respect of the A&A Contracts or such IT Licenses for periods ending on or before the Global Closing Date; and TelCove shall promptly deliver to ACC any cash, checks, refunds, other instruments of payment, mail or other communications received by TelCove after the Global Closing Date pertaining to the foregoing matters except that it may retain any cash, checks, refunds or other instruments of payment in respect of the A&A Contracts or the IT Licenses being transferred to the ACC Parties pursuant to the IT License Exchange Agreement for periods ending on or before the Global Closing Date.  ACC shall promptly deliver to TelCove any mail or other communication addressed to TelCove but received by ACC after the Global Closing Date which it is not authorized to receive and open pursuant to the preceding sentence.  From and after the Global Closing Date, TelCove shall refer to ACC all inquiries with respect to the A&A Contracts and the IT Licenses being transferred to the ACC Parties pursuant to the IT License Exchange Agreement.

(c)                                  ACC authorizes and empowers TelCove on and after the TelCove Emergence to receive and to open all mail received by TelCove relating to the CLEC Market Assets and the CLEC Assumed Contracts, and to deal with the contents of such communications in any proper manner, provided, however, that TelCove shall promptly remit to ACC any cash, checks or other instruments of payment (other than the CLEC Accounts Receivable) in respect of the CLEC Market Assets or the CLEC Assumed Contracts for periods ending on or before the TelCove Emergence; and ACC shall promptly deliver to TelCove any cash, checks, refunds, other instruments of payment, mail or other communications received by ACC after the TelCove Emergence pertaining to the foregoing matters except that it may retain any cash, checks or other instruments of payment (other than the CLEC Accounts Receivable) in respect of the CLEC Market Assets or the CLEC Assumed Contracts for periods ending on or before the TelCove Emergence.  TelCove shall promptly deliver to ACC any mail or other communication addressed to ACC but received by TelCove after the TelCove Emergence which it is not authorized to receive and open pursuant to the preceding sentence.  From and after the TelCove Emergence, ACC shall refer to TelCove all inquiries with respect to the CLEC Market Assets and the CLEC

Assumed Contracts.  ACC shall promptly remit to TelCove any cash, checks, refunds, or other instruments of payment that are part of the CLEC Accounts Receivable and are received by ACC after the TelCove Emergence.

4.5                                 Payment of Transfer Taxes; Tax Filings.

(a)                                  Each party shall request that the Bankruptcy Court rule that the transactions contemplated in this Global Agreement and the Annex Agreements are exempt from payment of Transfer Taxes.  If the Bankruptcy Court or another court of competent jurisdiction denies such request in a final order, all Transfer Taxes arising out of the transfer of the Acquired Assets and any Transfer Taxes required to effect any recording or filing with respect thereto, and any Transfer Taxes required to effect any recording or filing with respect thereto, shall be borne one-half by ACC and one-half by TelCove.  The Transfer Taxes shall be calculated as of the Global Closing (or if later, each Effective Date with respect to the assets transferred thereon) assuming that no exemption from Transfer Taxes is available, except to the extent provided in the Settlement Approval Order or to the extent that either party has provided an appropriate resale exemption certificate or other evidence acceptable to the other party of exemption from Transfer Taxes.  The calculation of Transfer Taxes described in the preceding sentence shall be based on returns or other filings relating to such Transfer Taxes, all of which shall be prepared and agreed to before the Global Closing or if later, such applicable Effective Date.  ACC and TelCove shall cooperate to timely prepare before filing and timely file any such returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, for which purpose the parties shall prepare and deliver such certificates as are required by relevant taxing authorities, if any, that are reasonably necessary to support, in good faith, any claimed exemption from the imposition of Transfer Taxes.

(b)                                 Each party shall furnish or cause to be furnished to the other party, upon request, as promptly as practicable, such information and assistance as is reasonably necessary for (i) the preparation and filing of all income and other Tax returns, including any claim for exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, (ii) the preparation for any audit by any taxing authority and (iii) the prosecution or defense of any claim, suit or proceeding relating to any Tax return.  Each party acknowledges and agrees that any such information furnished for such purposes may be disclosed by the other party to any such taxing authority as required by applicable Law or Order of a Governmental Entity or in any Proceedings relating thereto, subject to any express written limitations that the parties may jointly put into effect with respect thereto.

4.6                                 Proration of Taxes, Refunds and Certain Charges.

(a)                                  Except as provided in Section 4.6, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Vehicles, the Garage and the CLEC Market Assets, or refunds with respect thereto, for any taxable period that includes, but does not begin on, the Global Closing Date, whether imposed or assessed before or after the Global Closing Date, shall be prorated between ACC and TelCove as of 11:59 PM on the Global Closing Date based on the number of days before and including the Global Closing Date and the number of days after the Global Closing Date in the period to which such payment or refund relates.  If any Taxes subject to proration are paid by one party, the proportionate amount of such Taxes (or if a refund of any portion of such Taxes previously paid is received, the proportionate amount of such refund) shall be paid by (or to) the other party promptly after the payment of such Taxes (or the receipt of such refund).

(b)                                 Installments of special assessments or other charges on or with respect to the Vehicles, the Garage and the CLEC Market Assets for any period in which the Global Closing occurs, including all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be prorated and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto.  If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 11:59 PM on the Global Closing Date.  If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Global Closing Date.

(c)                                  Refunds and Reimbursements.

(i)                                     Subject to the provisions of Section 4.4 (a) and (b), all refunds, reimbursements, installments of license fees or other use-related revenue receivable by any party to the extent attributable to the operation of the Vehicles and Garage or the use of the IT Licenses being transferred to the TelCove Parties pursuant to the IT License Exchange Agreement for any period in which the Global Closing occurs shall be prorated so that ACC shall be entitled to that portion of any such installment applicable to the period up to but not including the Global Closing Date and TelCove shall be entitled to that portion of any such installment applicable to any period from and after the Global Closing Date, and if either party receives any such payments after the Global Closing Date, it shall promptly remit to the other party its share of such payments.  Subject to the provisions of Section 4.4 (a) and (b), all refunds, reimbursements, installments of license fees or other use-related revenue receivable by any party to the extent attributable to the use of the A&A Contracts or the use of the IT Licenses being transferred to the ACC Parties pursuant to the IT License Exchange Agreement for any period in which the Global Closing occurs shall be prorated so that TelCove shall be entitled to that portion of any such installment applicable to the period up to but not including the Global Closing Date and ACC shall be entitled to that portion of any such installment applicable to any period from and after the Global Closing Date, and if either party receives any such payments after the Global Closing Date, it shall promptly remit to the other party its share of such payments.

(ii)                                  Subject to the provisions of Section 4.4(c), all refunds, reimbursements, installments of license fees or other use-related revenue (other than the CLEC Accounts Receivable) receivable by any party to the extent attributable to the operation of the CLEC Market Assets for any period in which the Global Closing Date occurs shall be prorated in accordance with the amended management agreements and other arrangements.

(d)                                 The prorations pursuant to this Section 4.6 may be calculated after the Global Closing Date as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, fee or revenue) accrues or comes due.  Each proration shall be calculated not later than thirty (30) days after the parties obtain all information required to calculate such proration.

4.7                                 HSR Act.  Each party, as necessary, shall make appropriate filings of notifications and report forms pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date hereof, cooperate with each other with respect thereto, and supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  In addition, each party shall promptly make any other filing that may be required under any other antitrust law or by any antitrust authority.  All such filings shall comply in all material respects with the requirements of the respective laws or regulations pursuant to which they are filed.  Each party shall bear its respective filing fees associated with any HSR Act filings.

4.8                                 Bulk Sales.  Each of the parties hereto waives compliance with any applicable provisions of the Uniform Commercial Code Article 6 (Bulk Sales or Bulk Transfers) or analogous provisions of Law, as adopted in the states in which the Acquired Assets, CLEC Assumed Contracts, IT Licenses and the A&A Contracts are located as such provisions may apply to the transactions contemplated by this Global Agreement and the Annex Agreements.

4.9                                 Settlement Motion.

(a)                                  Within four (4) Business Days after the execution and delivery of this Global Agreement by the parties hereto, the parties shall file the Settlement Motion seeking entry of the Scheduling Order and the Settlement Approval Order.  The Scheduling Motion, the Settlement Order and the Settlement Approval Order (and any changes thereto) shall be in form and substance satisfactory to both parties.  The parties shall request the Bankruptcy Court to waive the ten (10) day notice of appeal period under Rule 6004 (g).

(b)                                 Both parties shall cooperate with filing and prosecuting the Settlement Motion and any appropriate amendments thereto, and obtaining entry of the Scheduling Order and the Settlement Approval Order, and the parties shall exchange prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for each party and its counsel to review and comment, copies of all proposed pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed in connection with the Settlement Motion and the relief requested therein.

(c)                                  Each party shall give and publish notice of the Settlement Motion and Settlement Hearing as required by the Scheduling Order.

4.10                           Disclosure Exhibits and Schedules.  Between the date hereof and the Global Closing Date, the Exhibits and Schedules shall be subject to modification as mutually agreed to between ACC and TelCove, subject to Bankruptcy Court approval, if required.  During such period, each party shall give notice to the other party with respect to any matter arising or any information obtained which, if existing, occurring or known at or prior to the date hereof, would have been required to be set forth or described in any Exhibit or Schedule, or which is necessary to complete or correct any information in any such Exhibit or Schedule or in any representation and warranty of the parties which has been rendered inaccurate thereby.  No information in such notices shall modify or amend any Exhibit or Schedule for any purpose hereunder, including for determining the satisfaction of the conditions set forth in Article V hereof, except as agreed to by both ACC and TelCove.

4.11                           Inspection and Maintenance of Acquired Assets and Related Records.

(a)                                  ACC covenants that during the period between the date hereof and the Global Closing, it shall maintain in the ordinary course of business, consistent with past practices, the Vehicles and the Garage to be conveyed by ACC or its Affiliates on the Global Closing Date.  Subject to the existing management agreements or other arrangements in effect with TelCove and its Affiliates, ACC covenants that during the period between the date hereof and the Global Closing Date with respect to any CLEC Assets, it shall maintain in the ordinary course of business, consistent with past practices, the CLEC Market Assets to be conveyed by ACC or its Affiliates pursuant to the Conveyance Agreement.

(b)                                 From and after the date hereof, except as prohibited by Law, ACC agrees (i) that it shall grant to TelCove’s Representatives reasonable access during regular business hours to make such investigation of the Vehicles, the Garage, the CLEC Assumed Contracts and the CLEC Market Assets, and such party’s books and records related thereto, as such other party reasonably deems necessary or advisable, to inspect the Vehicles, the Garage, the CLEC Assumed Contracts and the CLEC Market Assets prior to the Global Closing, (ii) that it shall instruct its employees to cooperate in any such investigation, and (iii) that it shall keep such books and records in a manner consistent with past practice and such books and records shall not be destroyed for at least three years from the Global Closing Date, provided, however, if TelCove shall request by notice to ACC within the six-month period prior to the third anniversary of the Global Closing Date that TelCove be given possession of any such books and records in lieu of the destruction thereof, such books and records shall be delivered to TelCove at its expense when ACC no longer has use for such books and records.

4.12                           FCC, State and Other Governmental Applications.

(a)                                  As promptly as practicable with respect to FCC and State PUC or other state agency Consents, and within twenty (20) Business Days after the date hereof with respect to Consents of other Governmental Entities, each party shall prepare and deliver to the other party, its portions of all required applications for approval by the FCC, State PUCs or other state agencies, and other Governmental Entities, and such other documents as may be required, with respect to the consummation of the transactions contemplated hereby and by the Annex Agreements (“Governmental Applications”).  As promptly as practicable thereafter and in any event within twenty-five (25) Business Days after the date hereof with respect to FCC and State PUC or other state agency Consents, and within forty-five (45) Business Days after the date hereof with respect to Consents of other Governmental Entities, the parties shall file, or cause to be filed, the Governmental Applications.  If the Global Closing or any Effective Date, as applicable, shall not have occurred for any reason within any applicable consummation period relating to any Governmental Entity’s grant of any Governmental Application, and neither party has terminated this Global Agreement in accordance with Article VI, the parties shall jointly request one or more extensions of the consummation period of such grant.

(b)                                 The parties shall each use their commercially reasonable efforts to prosecute the Governmental Applications in good faith and with due diligence before any Governmental Entity and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the Governmental Applications, including furnishing to any Governmental Entity any documents, materials, or other information requested by that body in order to obtain such Consents as expeditiously as practicable.  Neither party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause any Governmental Entity not to grant approval of any Governmental Application or materially delay either such approval or the consummation of the transactions contemplated hereby and by the Annex Agreements.

(c)                                  Each party shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Global Agreement and the Annex Agreements.  If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Global Agreement and the Annex Agreements, then such party will use its reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(d)                                 Each of ACC and TelCove shall bear its own expenses in connection with the preparation and prosecution of the Governmental Applications and the costs of any franchise or other governmental authorizations required to be obtained by such party in connection with the grant of any of the Governmental Applications or otherwise required to consummate the Settlement, except that the following expenses will be borne one-half by ACC and one-half by TelCove: (i) all filing fees and similar routine charges by a Governmental Entity with respect to federal or state Governmental Applications; and (ii) all fees and expenses of a single counsel retained jointly by the parties to prepare and prosecute any Governmental Application.

4.13                           Lien Searches.  Prior to the TelCove Emergence, ACC shall provide to TelCove copies of whatever UCC, tax, Lien and judgment searches shall have been done in jurisdictions that pertain to the CLEC Market Assets.  TelCove may, at its expense, obtain any additional UCC, tax, Lien and judgment searches that it elects to obtain.

4.14                           Taxes.  The parties will use reasonable best efforts to give notice to all jurisdictions that might reasonably be expected to have claims in the ACC Cases or the TelCove Cases for Taxes or assessments related to, based upon or measured by the Acquired Assets, advising such jurisdictions that the parties are seeking an order of the Bankruptcy Court that the Acquired Assets would be sold free and clear of all Liens and informing such jurisdictions of the time and date of the Settlement Hearing.

4.15                           Compliance with Contracts and Operation of Business.  Between the date hereof and the Global Closing Date, (i) ACC shall use its commercially reasonable efforts in the context of the ACC Cases, to comply in all material respects with the terms of the IT Licenses and the CLEC Assumed Contracts to be transferred to the TelCove Parties and to operate the business related to the CLEC Market Assets in the ordinary course of business, and (ii) TelCove shall use its commercially reasonable efforts in the context of the TelCove Cases, to comply in all material respects with the terms of the A&A Contracts and the IT Licenses to be transferred to the ACC Parties.

4.16                           Execution by ACC and TelCove on behalf of Affiliates.  ACC shall cause its Affiliates to comply with the provisions of this Global Agreement as if they were signatories hereto and included within the terms “ACC” and “ACC Parties” as used herein.  TelCove shall cause its Affiliates to comply with the provisions of this Global Agreement as if they were signatories hereto and included within the terms “TelCove” and “TelCove Parties” as used herein.

4.17                           Consents.

(a)                                  ACC shall give all notices of this Global Agreement and the Annex Agreements and the transactions contemplated hereby and thereby to all Persons to whom notice is required to be given under any CLEC Assumed Contract or any applicable IT License or under any other agreement to which any ACC Party is a party.  ACC shall use commercially reasonable efforts, and TelCove shall assist ACC in all reasonable respects, to obtain all Consents that ACC requires to consummate the Global Transactions and the CLEC Transactions.

(b)                                 TelCove shall give all notices of this Global Agreement and the Annex Agreements and the transactions contemplated hereby and thereby to all Persons to whom notice is required to be given under any applicable IT License or A&A Contract or any other agreement to which any TelCove Party is a party.  TelCove shall use commercially reasonable efforts, and ACC shall assist TelCove in all reasonable respects, to obtain all Consents that TelCove requires to consummate the Global Transactions and the CLEC Transactions.

(c)                                  ACC will not agree to any materially adverse change in any CLEC Assumed Contract or IT License to which it is a party as a condition to obtaining any Consent without the written consent of TelCove.  ACC will be solely responsible for any consideration given or promised to Third Parties for resolution of any claims (disputed or undisputed) that must be settled to obtain any Consent to assign any CLEC Assumed Contract or IT License being transferred to the TelCove Parties pursuant to the IT License Exchange Agreement, and TelCove shall have no obligation to make any payment to any other party in assisting ACC in obtaining any Consent to the assignment of such CLEC Assumed Contract or IT License being transferred to the TelCove Parties pursuant to the IT License Exchange Agreement or to agree to any materially adverse change in such CLEC Assumed Contract or IT License being transferred to the TelCove Parties pursuant to the IT License Exchange Agreement.  TelCove will not agree to any materially adverse change in any IT License to which it is a party or any A&A Contract as a condition to obtaining any Consent without the written consent of ACC.  TelCove will be solely responsible for any consideration given or promised to Third Parties for resolution of any claims (disputed or undisputed) that must be settled to obtain any Consent to assign any IT License to which it is a party, and ACC shall have no obligation to make any payment to any other party in assisting TelCove in obtaining any Consent to the assignment of such IT License being transferred to the ACC Parties pursuant to the IT License Exchange Agreement or to agree to any materially adverse change in such IT License.  ACC will be solely responsible for the A&A Cure Amounts and any other consideration given or promised to Third Parties for resolution of any claims (disputed or undisputed) that must be settled to obtain any Consent to assign any A&A Contract, and TelCove shall have no obligation to make any payment to any other party in assisting ACC in obtaining any Consent to the assignment of such A&A Contract being transferred to the ACC Parties pursuant to the A&A Agreement.

(d)                                 Any instrument evidencing any Consent shall be reasonably acceptable to ACC and TelCove.  Each party will furnish the other party with copies of all correspondence from or to any Person, and notify the other party of any other communications with any Person, relating to the obtaining of any Consent (other than privileged communications between such party and its attorneys).

(e)                                  ACC will pay all expenses in connection with obtaining any Consent to the assignment of any CLEC Assumed Contract or IT License being transferred to the TelCove Parties pursuant to the IT License Exchange Agreement.  TelCove will pay all expenses in connection with obtaining any Consent to the assignment of any A&A Contract and any IT License being transferred to the ACC Parties pursuant to the IT License Exchange Agreement.

4.18                           No Continuation of Business.  TelCove and ACC each confirms that its business is not a continuation of, nor is it related to, the business of the other, and each party covenants that it will not, in any way, represent that its business is a continuation of or related to the business of the other party.

4.19                           Employee Matters.  With respect to each CLEC market, as of the Employee Transfer Date for such CLEC market, ACC shall terminate employment of all such CLEC market’s CLEC Market Employees, and upon such Employee Transfer Date, TelCove shall make offers of employment to all of such CLEC Market Employees, which, if accepted by the CLEC Market Employees, shall be effective as of such Employee Transfer Date.  TelCove acknowledges that the employees listed on Exhibit 3.9 may continue to be employed through the TelCove Emergence and thereafter by ACC or an Affiliate thereof.  ACC shall not, between the date hereof and any Employee Transfer Date, increase the compensation and benefits of the CLEC Employees in a manner exceeding the applicable levels of increases established in its compensation and benefits programs for its other employees.  TelCove shall offer each CLEC Employee compensation and benefit packages that are not less favorable than the compensation and benefit packages provided to similarly situated employees of TelCove.  For purposes of all employee benefit plans, programs and policies of TelCove for which any CLEC Employee may become eligible, TelCove shall give credit for all service for which such CLEC Employee has been credited by ACC.  TelCove shall offer health plan coverage to all CLEC Employees on terms and conditions generally applicable to TelCove’s similarly situated employees.  For purposes of providing such coverage, TelCove shall waive all preexisting condition limitations for all such CLEC Employees to the extent that such employees were not subject to preexisting condition limitations under ACC’s health care plan, and shall provide such health care coverage effective as of the applicable Employee Transfer Date without the application of any eligibility period for coverage.  In addition, TelCove shall cause TelCove’s health care plans to credit all employee payments toward costs related to deductibles and out-of-pocket maximums (provided such payments and maximums are incurred and claims submitted within on one month of the applicable Employee Transfer Date), under ACC’s health care plans for the plan year which includes the applicable Employee Transfer Date as if such payments had been made for similar purposes under TelCove’s health care plans during the plan year which includes the applicable

Employee Transfer Date, with respect to CLEC Employees.  For each CLEC Employee, TelCove shall honor all accrued vacation not taken by such employee prior to the applicable Employee Transfer Date for the calendar year in which the applicable Employee Transfer Date occurs.  In the event that any CLEC Employee shall accept employment by TelCove or an Affiliate as of any applicable Employee Transfer Date, TelCove shall hold ACC and its Affiliates harmless from any claims by such terminated employee for any severance pay or similar compensation from ACC and its Affiliates.  In addition, if any such CLEC Employee shall be terminated by TelCove within six months of the applicable Employee Transfer Date, such CLEC Employee shall receive the same severance benefits from TelCove as such employee otherwise would have received under the applicable ACC severance plan, as if such CLEC Employee been terminated from ACC.

4.20                           Removal of Adelphia Marks.  Any license granted to TelCove to use the Adelphia Marks will terminate three months following TelCove Emergence.  Within three months of TelCove Emergence, TelCove (i) shall have filed with all necessary and appropriate Governmental Entities, at the state, local and county levels, all documents, certificates and other instruments necessary to change the corporate or assumed names of TelCove and any Affiliate of TelCove so as not to include the Adelphia Marks, and (ii) shall have removed or covered, or caused to have been removed or covered, from the CLEC Market Assets and any of TelCove’s assets any and all names, marks and logos constituting the Adelphia Marks.  Notwithstanding the foregoing, TelCove will not be required to remove any Adelphia Mark that is affixed to items in or to be used in customer homes or properties, or as are used in similar fashion making such removal impracticable for TelCove.

4.21                           Use of “Adelphia Business Solutions”.  To avoid confusion, ACC agrees that following TelCove Emergence it shall not include the name “Adelphia Business Solutions” in the name of any Affiliate or permit any Affiliate to do business under a trade name including the name “Adelphia Business Solutions.”

4.22                           Real Estate Transactions.  The ACC Parties and the TelCove Parties shall consummate the transactions contemplated by the Real Estate Transfer Agreement, as shall be agreed to between the ACC Parties signatory thereto and the TelCove Parties signatory thereto, prior to or on the Global Closing Date.

4.23                           Access to Records and Personnel; Cooperation re Third-Party Claims.  From and for a five-year period after the Global Closing, ACC and TelCove shall each continue to retain such records and information as are required to be retained by any applicable taxing authority, and shall each allow the other party and its authorized representatives, reasonable access during normal business hours to the books, records, documents, facilities and employees of such other party and have the right, upon reasonable prior notice, to inspect and to make copies of any books, records or other files of the other parties or its Affiliates that the inspecting party shall reasonably require with respect to (i) transactions between the parties and their Affiliates, (ii) their commingled or interrelated businesses or operations, or (iii) such inspecting party’s operations, in each case with respect to the time period prior to and including the Global Closing Date, at any time during regular business hours for any proper purpose, including in connection with the preparation of Tax returns or other Tax filings or financial statements or responding to any Third-Party claim in respect of which either party may have liability hereunder.  ACC and

TelCove each agrees to cooperate with the other in its prosecution and/or defense of any Third-Party claims and to provide the other party with any information that, to its knowledge, is relevant to the issues in the Third-Party claims.  Subject to reimbursement by the requesting party of any actual and reasonable out-of-pocket expenses incurred by the disclosing party (not including any that would have been incurred by the disclosing party in the absence of such request), each of ACC’s and TelCove’s employees shall be made available to the other, and its authorized representatives, as shall reasonably be requested, for the purpose of prosecuting any Third-Party claims and defending against any Third-Party claims asserted against ACC, TelCove or any of their Affiliates, and preparing for or testifying in any court proceedings, and responding to any discovery requests with respect thereto.

4.24                           Cooperation regarding Bankruptcy.  In consideration for entering into the Global Settlement Agreement and all related documents and agreements, the TelCove Parties hereby acknowledge and agree that the TelCove Parties shall not oppose, in any manner or form, whether by filing an objection, voting to reject or otherwise, any plan of reorganization under chapter 11 of the Bankruptcy Code submitted by the ACC Parties in the ACC Cases or any disclosure statement pursuant to section 1125 of the Bankruptcy Code related thereto (provided any such plan of reorganization shall not be inconsistent with the terms hereof), and the TelCove Parties hereby waive and release any such right.

4.25                           Payment of Current Invoices.  ACC or its Affiliates shall pay in the ordinary course following the Global Closing Date the amount, with any appropriate adjustments, of any invoices unpaid as of the Global Closing Date for those services that are described on Exhibit 2.1 provided by TelCove or its Affiliates on and after January 1, 2004.

ARTICLE V.   CONDITIONS TO OBLIGATIONS OF THE PARTIES

5.1                                 Conditions Precedent to Obligations of the Parties.  The respective obligations of ACC and TelCove to consummate the Global Transactions and the CLEC Transactions shall be subject to the satisfaction at or prior to the Global Closing of each of the following conditions:

(a)                                  No Injunction.  No preliminary or permanent injunction or other Order issued by any Governmental Entity nor any Law or Order promulgated or enacted by any Governmental Entity shall be in effect or pending that restrains, enjoins or otherwise prohibits the Global Transactions or the CLEC Transactions.

(b)                                 The Settlement Approval Order.  The Bankruptcy Court shall have entered the Settlement Approval Order in form and substance mutually acceptable to ACC and TelCove.

(c)                                  HSR Act.  Any applicable waiting period under the HSR Act relating to the Settlement shall have expired or shall have been earlier terminated.

(d)                                 Board Approval.  Each of TelCove and ACC shall have obtained Board Approval.

(e)                                  Beal Consent.  TelCove shall have obtained the Beal Consent, which shall not be subject to the satisfaction of any condition that has not been satisfied or waived and which shall be in full force and effect.

(f)                                    ACC DIP Lenders’ Consent.  ACC shall have obtained the ACC DIP Lenders’ Consent, which shall not be subject to the satisfaction of any condition that has not been satisfied or waived, which shall be in full force and effect, and shall provide ACC the capacity to drawdown funds to make the Cash Payment.

5.2                                 Conditions Precedent to Obligations of ACC.  The obligation of ACC to consummate the Global Transactions and the CLEC Transactions is subject to the satisfaction (or waiver by ACC) at or prior to the Global Closing of each of the following additional conditions:

(a)                                  Accuracy of Representations and Warranties.  The representations and warranties of the TelCove Parties contained herein or in any of the Annex Agreements shall be true in all material respects on and as of the Global Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Global Closing Date.

(b)                                 Performance of Global Agreement  The TelCove Parties shall have, in all material respects, performed and complied with all covenants, obligations and agreements contained in this Global Agreement required to be performed or complied with by it prior to the Global Closing.

(c)                                  Officer’s Certificate.  ACC shall have received a certificate of an authorized officer of TelCove, dated the Global Closing Date, to the effect that the conditions specified in Sections 5.2 (a) and (b) above have been fulfilled.

(d)                                 Deliveries.  The TelCove Parties shall have made or stand willing to make the deliveries specified in Section 2.4(b)(i).

(e)                                  Other Consents and Approvals.  All Material Global Consents designated by ACC shall have been obtained, made or given in form and substance reasonably acceptable to ACC, and be in full force and effect, except for any Material Global Consents that are not required due to the entry by the Bankruptcy Court of the Settlement Approval Order.

(f)                                    No ACC Material Adverse Effect.  Between the date hereof and the Global Closing, there shall not have been any development, change or effect which constitutes or has resulted in, or that would reasonably be expected to result in, an ACC Material Adverse Effect.

5.3                                 Conditions Precedent to Obligations of TelCove.  The obligation of TelCove to consummate the Global Transactions and the CLEC Transactions is subject to the satisfaction (or waiver by TelCove) at or prior to the Global Closing of each of the following additional conditions:

(a)                                  Accuracy of Representations and Warranties.  The representations and warranties of the ACC Parties contained herein or in the Annex Agreements shall be true in all material respects on and as of the Global Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Global Closing Date.

(b)                                 Performance of Global Agreement.  The ACC Parties shall have, in all material respects, performed and complied with all covenants, obligations and agreements contained in this Global Agreement required to be performed or complied with by it prior to the Global Closing.

(c)                                  Officer’s Certificate.  TelCove shall have received a certificate of an authorized officer of ACC, dated the Global Closing Date, to the effect that the conditions specified in Sections 5.3 (a) and (b) above have been fulfilled.

(d)                                 Deliveries.  The ACC Parties shall have made or stand willing to make all of the deliveries specified in Section 2.4(b)(ii).

(e)                                  Other Consents and Approvals.  All Material Global Consents designated by TelCove shall have been obtained, made or given in form and substance reasonably acceptable to TelCove, and be in full force and effect, except for any Material Global Consents that are not required due to the entry by the Bankruptcy Court of the Settlement Approval Order.

(f)                                    No TelCove Material Adverse Effect.  Between the date hereof and the Global Closing, there shall not have been any development, change or effect which constitutes or has resulted in, or that would reasonably be expected to result in a TelCove Material Adverse Effect.

5.4                                 Opportunity to Cure Material Defaults or Unsatisfied Conditions.

(a)                                  If a party is in material default under this Global Agreement, then the other party, upon obtaining knowledge of such default, shall provide, in accordance with the terms hereof, written notice specifying in reasonable detail the nature of such default, whereupon the party in default shall have the applicable “Cure Period” to effect the cure of such default.

(b)                                 If upon the scheduled Global Closing Date, any of the applicable conditions precedent to the obligations of either ACC or TelCove set forth above in this Article V shall not have been materially satisfied, and the party entitled to the benefit of such condition is unwilling to waive the satisfaction of such unsatisfied condition, then such party, upon the written request of the other party, shall promptly provide the other party with written notice specifying in reasonable detail the nature of such unsatisfied condition, whereupon the other party shall have the applicable “Cure Period” to effect the satisfaction of such unsatisfied condition, and the Global Closing shall be postponed until a Business Day agreed to by the parties, which date shall be on or prior to the earlier of (i) the fifth (5) Business Day after the end of the Cure Period, or (ii) the “drop-dead” date specified in Section 6.1(c) below.  If each applicable condition to Global Closing set forth above in this Article V is not satisfied (or waived in writing by the party entitled to the benefit thereof) in all material respects on the rescheduled Global Closing Date, then Global Closing may be again postponed pursuant to the terms of this Section 5.4(b), provided, however, that the Global Closing shall not be postponed to a date later than the “drop-dead” date and if the Global Closing shall not have occurred prior to or on such date, each party shall be entitled to exercise its rights under Section 6.1 with this Section 5.4 having no further effect.

(c)                                  The applicable “Cure Period” shall be thirty (30) calendar days after such “curing” party receives notice from the other party describing such material default or unsatisfied condition, provided, however, that if such default or condition cannot reasonably be cured within such thirty (30) day period, if the “curing” party shall promptly commence such cure and shall thereafter diligently prosecute such cure to completion, the period for curing such default or condition shall be extended until the earlier of (i) the completion of such cure, or (ii) the “drop-dead” date specified in Section 6.1(c) below.

(d)                                 Nothing in this Global Agreement shall preclude either party hereto from seeking the protection of the Bankruptcy Court to decide any claims or disputes that may arise between ACC or TelCove regarding any of the conditions precedent to the obligations of either ACC or TelCove set forth above in this Article V, or any disputes between the parties regarding the satisfaction thereof.

ARTICLE VI.   TERMINATION

6.1                                 Termination of Global Agreement.  At any time prior to the Global Closing, this Global Agreement may be terminated and the Global Transactions and the CLEC Transactions contemplated hereby abandoned:

(a)                                  By mutual written consent of ACC and TelCove;

(b)                                 By either party, upon written notice to the other party, if the Bankruptcy Court issues an Order denying the Settlement Motion and such Order is not appealed or has been affirmed on appeal and has become a final and non-appealable; or

(c)                                  By either party, upon written notice to the other party, if such terminating party is not then in material default under this Global Agreement, if the Global Closing has not occurred on or before March 1, 2005.

6.2                                 Consequences in Event of Termination.  In the event of any termination of this Global Agreement prior to the consummation of the Global Closing, this Global Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability on the part of either party, except that:

(a)                                  The obligations of ACC and TelCove under Section 4.12(d) (Expenses Relating to Governmental Applications), Section 4.17(e) (Expenses Relating to Consents), Article VIII (Confidentiality) and Article IX (Miscellaneous) shall remain in full force and effect.

(b)                                 If this Global Agreement is terminated on or after the “drop-dead” date specified in Section 6.1(c) above, as a result of any material default under this Global Agreement by either party (the “Defaulting Party”), the Defaulting Party shall be liable to the other party for any costs, expenses or damages incurred by the other party as a result of such default.

ARTICLE VII.   INDEMNIFICATION

7.1                                 Survival.  All representations and warranties of the ACC Parties and the TelCove Parties contained in this Global Agreement, the Annex Agreements, or in the certificates delivered pursuant to Section 5.2(c) or 5.3(c), as the case may be, shall survive the Global Closing.  The covenants of the ACC Parties and the TelCove Parties contained in this Global Agreement or the Annex Agreements shall survive the Global Closing and any Effective Date in accordance with their terms.

7.2                                 Indemnification.

(a)                                  Indemnification by the ACC Parties.  Subject to Sections 7.3, 7.4 and 7.5, following the Global Closing, the ACC Parties shall indemnify and hold each of the TelCove Parties and their Representatives harmless against and in respect of any loss, damage, claim, or liability, of any nature or kind, including all costs and expenses relating thereto, including interest, penalties and reasonable attorneys’ fees (collectively “Damages”), arising out of, resulting from or relating to:

(i)                                     any breach by any of the ACC Parties of its covenants set forth herein or in the IT License Exchange Agreement, the A&A Agreement or the Conveyance Agreement; or

(ii)                                  any breach by any of the ACC Parties of its representations or warranties set forth herein or in the IT License Exchange Agreement, the A&A Agreement, the Conveyance Agreement or the certificate delivered by ACC pursuant to Section 5.3(c).

(b)                                 Indemnification by the TelCove Parties.  Subject to Sections 7.3, 7.4 and 7.5, following the Global Closing, the TelCove Parties shall indemnify and hold each of the ACC Parties and their Representatives harmless against and in respect of any Damages, arising out of, resulting from or relating to:

(i)                                     any breach by any of the TelCove Parties of its covenants set forth herein or in the IT License Exchange Agreement, the A&A Agreement or the Conveyance Agreement; or

(ii)                                  any breach by any of the TelCove Parties of its representations or warranties set forth herein or in the IT License Exchange Agreement, the A&A Agreement, the Conveyance Agreement or the certificate delivered by TelCove pursuant to Section 5.2(c).

7.3                                 Procedures for Indemnification.

(a)                                  Any Person (the “Indemnified Party”) may assert a claim for indemnification under Section 7.2 (a) or (b), as the case may be, by providing written notice (the “Notice”) to the party from which indemnification is sought (the “Indemnifying Party”), stating the amount of Damages, if known, and the nature and basis of such claim.

(b)                                 In the case of Damages that arise or may arise by reason of any Third-Party claim, promptly after receipt by an Indemnified Party of written notice of the assertion of any claim or the commencement of any action with respect to any matter in respect of which indemnification may be sought hereunder, the Indemnified Party shall give Notice to the Indemnifying Party and shall thereafter keep the Indemnifying Party reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure.  In case any such claim is made or action is brought against any Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof, by written notice to the Indemnified Party within thirty (30) days after receipt of the Notice stating its intent to do so and acknowledging its potential liability to the Indemnified Party hereunder.  If the Indemnifying Party assumes the defense of such claim or action, it shall have the right to settle such claim or action; provided, however, that it shall not settle such claim or action without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if such settlement (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnified Party from all liability with respect to such claim or action or (ii) involves the imposition of equitable remedies or the imposition of any material obligations on such Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  Following delivery of notice of its intention to assume the defense of any claim or action hereunder, the Indemnifying Party shall not be liable hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the defendants in any action shall include both an Indemnifying Party and any Indemnified Party and such Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnified Party, such Indemnified Party shall have the right to separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party; provided, further, however, that the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties, taken together.  If the Indemnifying Party chooses to assume the defense of any claim or action pursuant hereto, the Indemnified Party shall cooperate in such defense, which cooperation shall include the retention and the provision to the Indemnifying Party of records and information which are reasonably relevant to such defense, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, including providing such employees to serve as witnesses.

(c)                                  If the Indemnifying Party fails to notify the Indemnified Party of its desire to assume the defense of any claim or action within the prescribed period of time, or shall notify the Indemnified Party that it will not assume the defense hereof, then the Indemnified Party may assume the defense of such claim or action, in which event it may do so acting in good faith, and the Indemnifying Party shall be bound by any determination made in any such action, provided, however, that the Indemnified Party shall not be permitted to settle any such action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  No such determination or settlement shall affect the right of the Indemnifying Party to dispute the Indemnified Party’s claim for indemnification hereunder.  The Indemnifying Party shall be permitted to participate in the defense of such claim or action and to employ counsel at its own expense.

(d)                                 With respect to claims solely between the parties, following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and its authorized Representatives the information relied upon by the Indemnified Party to substantiate the claim.  With respect to claims for Uncapped Damages, if the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the agreed-to amount of such claim, and if the Indemnified Party and the Indemnifying Party do not agree within such thirty-day period (or any mutually agreed upon extension thereof), the Indemnified Party may seek appropriate remedy, subject to the terms hereof.

7.4                                 Other Provisions.

(a)                                  The right to indemnification pursuant to this Article VII shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Global Agreement or the Global Closing with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty or covenant.  The waiver of any condition to the obligation of a party to consummate the Global Transactions or the CLEC Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the right of either party to indemnification or other remedy based on the breach of such representation, warranty or covenant.

(b)                                 The amount of Damages for which indemnification is payable under Section 7.2 shall be net of any amounts recovered by the Indemnified Party from any Third Party other than an insurer (by contribution, indemnification or otherwise) with respect to such Damages.

(c)                                  Uncapped Damages suffered by any Indemnified Party shall accrue interest at the rate of eight percent (8%) per annum from the date such Uncapped Damages shall have been incurred by such Indemnified Party until such Uncapped Damages shall be paid by the appropriate Indemnifying Party.  Capped Damages suffered by any Indemnified Party shall accrue interest at the rate of eight percent (8%) per annum from the latter of nine (9) months after the TelCove Emergence or the date such Capped Damages shall be suffered by the Indemnified Party until such Capped Damages shall be paid by the appropriate Indemnifying Party.

(d)                                 Subject to Section 9.11, following the final Effective Date, the sole and exclusive remedy for either party for any claim arising out of this Global Agreement (excluding from the meaning thereof the Annexes hereto), the IT License Exchange Agreement, the A&A Agreement and the Conveyance Agreement shall be a claim for indemnification pursuant to this Article VII. Any claim arising out of the Mutual Release, the Commercial Services Agreement, the IP Transport Agreement, the IRU Agreement, the Maintenance Agreement, the Collocation Agreement and the Master Management Agreement shall be governed by the indemnification provisions of the applicable agreement.  Any claim arising out of the MSA Amendment shall be governed by the Master Agreement.

7.5                                 Limitations on Indemnification for Capped Damages.

(a)                                  The ACC Parties shall not be required to indemnify or otherwise be liable to the TelCove Parties, nor shall the TelCove Parties be required to indemnify or otherwise be liable to the ACC Parties, for the net amount of Capped Damages except to the extent the net amount of Capped Damages suffered or incurred by the TelCove Parties or the ACC Parties, as the case may be, as determined pursuant to the provisions of Section 7.6, exceed in the aggregate $100,000 (which amount thus comprises a “deductible”).

(b)                                 The ACC Parties shall not be required to indemnify or otherwise be liable to the TelCove Parties, nor shall the TelCove Parties be required to indemnify or otherwise be liable to the ACC Parties, for the net amount of Capped Damages suffered or incurred by the TelCove Parties or the ACC Parties, as the case may be, as determined pursuant to the provisions of Section 7.6, in excess of an aggregate of $5,000,000.  The Parties acknowledge that the foregoing cap may be adjusted pursuant to a written agreement executed by both parties as part of any overall settlement of the other disputes between the parties that are not being addressed by this Global Agreement.

(c)                                  The ACC Parties shall not be required to indemnify or otherwise be liable to the TelCove Parties, nor shall the TelCove Parties be required to indemnify or otherwise be liable to the ACC Parties with respect to a claim for Capped Damages unless notice by the Indemnified Party to the Indemnifying Party of the claim for Capped Damages is given within nine (9) months after the TelCove Emergence (including the first Business Day thereafter if the last day of such nine-month period is not a Business Day), provided, however, any claim for Capped Damages by any Person with respect to a breach of Section 4.11(a), must be made no later than the sixtieth (60th) day after the TelCove Emergence.

(d)                                 Neither party shall have any obligation to pay the other party any Capped Damages until the net amount of such Capped Damages shall be determined in accordance with the provisions of Section 7.6.

(e)                                  No party shall claim or assert that the limitations set forth in subsections (a) through (d) above shall apply, and such limitations shall not apply, with respect to the payment or discharge of Uncapped Damages, including any taxes, fees or expenses payable by either the ACC Parties, the TelCove Parties or their Affiliates under Section 4.5(a), 4.6, 4.12(d), 4.17(e) or 9.1.

7.6                                 Determination of Capped Damages.

(a)                                  At three meetings that shall be held between ACC and TelCove on mutually agreed to dates within the five (5) Business Day period following three (3) months, six (6) months and nine (9) months after the TelCove Emergence, ACC and TelCove shall exchange information regarding, and discuss, all claims for indemnification for Capped Damages that either party or its Affiliates shall have with respect to the other party or its Affiliates in accordance with the terms of Sections 7.2 through 7.4.  Such information shall include the amount of Capped Damages, if known, with respect to each such claim and the nature and basis of such claim.  At such meetings and in follow-up thereto, ACC and TelCove shall in good faith attempt to reach agreement with respect to the amount of Capped Damages payable with respect to each such claim, and to maintain an ongoing accounting of the amount of Capped Damages owed by each party and its Affiliates to the other party and its Affiliates.

(b)                                 Subsequent to each meeting, each party shall provide the other with all appropriate supporting information and documentation reasonably requested by the other party with respect to any claims for Capped Damages by the first party.

(c)                                  At, or in prompt follow-up to, the third meeting, ACC and TelCove shall in good faith attempt to reach agreement regarding the net amount of Capped Damages suffered or incurred by the TelCove Parties or the ACC Parties, as the case may be, with respect to all paid and unpaid claims for Capped Damages by either party or its Affiliates for indemnity in accordance with the provisions of Sections 7.2 through 7.4, taking into consideration the limitations set forth in Section 7.5.  Within ten (10) business days after any agreement between ACC and TelCove regarding the net amount of Capped Damages, the party owing such net amount shall pay the other party such net amount by federal wire transfer of immediately available funds pursuant to wire instructions that shall be provided by such other party.

(d)                                 If ACC and TelCove do not reach agreement within ten (10) months of the TelCove Emergence to the net amount of Capped Damages to be paid by one party to the other party, then at any time thereafter either party may petition the Bankruptcy Court for whatever redress its shall claim to be appropriate under the terms of this Agreement.

ARTICLE VIII.   CONFIDENTIALITY

8.1                                 If either party provides confidential information to the other party in connection with this Global Agreement in writing and identified as such, the receiving party shall protect the confidential information from disclosure to third parties with the same degree of care accorded its own confidential and proprietary information; provided, however, that each party shall be entitled to provide such confidential information to its directors, officers, employees, agents, and contractors, consultants, Affiliates, financial institutions, underlying facility owners, and potential assignees, in each case whose access is reasonably necessary.  A party furnishing confidential information of the other party to any other Person shall inform such Person of its confidential nature and shall direct such Person to treat such information confidentially. In any event, each party shall be liable for any disclosure or wrongful use of another party’s confidential information by any Person to whom such party discloses it.  Notwithstanding any other provision herein, neither party shall be required to hold confidential any information that: (i) becomes publicly available other than through action by such party or any Person to whom such party furnished such information; or (ii) is required to be disclosed by applicable Law, Order of a Governmental Entity or Proceedings or a party’s obligations as a publicly held company.  These obligations shall survive expiration or termination of this Global Agreement for a period of two (2) years.

8.2                                 Except as provided in Section 4.5(b) with respect to the provision of information to taxing authorities, a party required to disclose confidential information of the other party pursuant to applicable Law, Order of a Governmental Entity or Proceedings or a party’s obligations as a publicly held company shall notify the other party in writing of the information that the party intends to disclose sufficiently in advance to allow time for the other party to object.

ARTICLE IX.   MISCELLANEOUS

9.1                                 Expenses.  Except as set forth in this Global Agreement or any Annex Agreement, and whether or not the transactions contemplated hereby are consummated, each party shall bear all costs and expenses incurred or to be incurred by such party in connection with this Global Agreement and the Annex Agreements, and the consummation of the transactions contemplated hereby.

9.2                                 Assignment.  Neither this Global Agreement nor any of the rights or obligations hereunder may be assigned by ACC or any other ACC Party without the prior written consent of TelCove (which shall not be unreasonably withheld), or by TelCove or any other TelCove Party without the prior written consent of ACC (which shall not be unreasonably withheld); provided, however, that either party may assign its rights and obligations hereunder, in whole or in part, to any Affiliate but no such assignment shall relieve either party of its liabilities and obligations hereunder, and provided, further, that this Global Agreement may be assigned to one or more trustees appointed by the Bankruptcy Court to succeed to the rights of either party.  Nothing in the preceding sentence prohibits the assignment of a party’s rights under any of the Global Annex Agreements in accordance with its terms subsequent to the Global Closing or any of the CLEC Annex Agreements in accordance with its terms subsequent to the Global Closing.  Subject to the foregoing, this Global Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and except as otherwise expressly provided herein, no other Person shall have any right, benefit or obligation hereunder.

9.3                                 Parties in Interest.  This Global Agreement shall be binding upon and inure solely to the benefit of ACC and the other ACC Parties, and TelCove and the other TelCove Parties, and nothing in these Agreements, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Global Agreement (other than those Persons entitled to indemnification pursuant to Article VII).  Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of either ACC or TelCove (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of either ACC or TelCove that is not an ACC Party or a TelCove Party, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective Affiliates shall have any liability or obligation arising under this Global Agreement or the transactions contemplated thereby.

9.4                                 Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be delivered in person or by courier or facsimile transmission (with such facsimile transmission confirmed by sending a copy of such notice, request, instruction or other document by certified mail, return receipt requested) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

If to TelCove:	TelCove 121 Champion Way Canonsburg, PA 15317 Attn.: John Glicksman, Vice President and General Counsel Fax: (724) 743-9403

With a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attn.: Judy G. Z. Liu, Esq. Fax: (212) 310-8007

and:	TelCove 121 Champion Way Canonsburg, PA 15317 Attn.: Robert Guth, President/CEO Fax: (724) 743-9791

If to ACC:	Adelphia Communications Corp. 5619 DTC Parkway Denver, CO 80111 Attn.: General Counsel Fax: (303) 268-6485

With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Attn.: Brian E. O’Connor, Esq. Fax: (212) 728-8111

and:	Dow, Lohnes & Albertson, PLLC 1200 New Hampshire Avenue, NW Washington, DC 20036 Attn.: John H. Pomeroy, Esq. Fax: (202) 776-2222

or to such other place and with such other copies as either party may designate as to itself by written notice to the other party.  Rejection, any refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

9.5                                 Choice of Law.  This Global Agreement and the Annex Agreements are to be governed by and construed in accordance with the Bankruptcy Code, to the extent applicable, and otherwise in accordance with the domestic laws of the Commonwealth of Pennsylvania without reference to its choice of law principles.

9.6                                 Entire Agreement; Amendments and Waivers.  This Global Agreement, the Exhibits, the Annexes and the Schedules constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and the Exhibits, Annexes and Schedules are a part of this Global Agreement as if fully set forth herein.  Except as set forth herein or in any certificate delivered pursuant hereto, no party makes any representation or warranty, express or implied, to the other party with respect to this Global Agreement or the transactions contemplated hereby.  No amendment or modification of this Global Agreement (including any Exhibit, Annex or Schedule) shall be binding unless the same is executed in writing by both parties.  No waiver of the benefit of any of the provisions of this Global Agreement (including any Exhibit, Annex or Schedule) shall be effective unless the same is executed in writing by the party against whom enforcement is sought.  No waiver of any of the provisions of this Global Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

9.7                                 Invalidity.  If any one or more of the provisions contained in this Global Agreement or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, the parties shall negotiate in good faith to modify this Global Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

9.8                                 Headings.  The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Global Agreement.

9.9                                 Exclusive Jurisdiction.  Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Global Agreement and the Annexes and to decide any claims or disputes which may arise or result from, or be connected with, this Global Agreement and the Annexes, any breach or default hereunder or thereunder, or the transactions contemplated hereby or thereby, and (b) any and all claims, actions, causes of action, suits and Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the personal and subject matter jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 9.4 hereof, provided, however, that the foregoing shall apply with respect to the Mutual Release, the Commercial Services Agreement, the IP Transport Agreement, the IRU Agreement, the Maintenance Agreement and the Collocation Agreement only until such time as the ACC Cases and the TelCove Cases shall both be closed, at which time such jurisdiction shall be non-exclusive.

9.10                           Waiver of Right to Trial by Jury.  Each party to this Global Agreement waives any right to trial by jury in any Proceeding regarding this Global Agreement or any provision hereof.

9.11                           Specific Performance.  Each of the parties hereto acknowledges that the other party hereto would be irreparably damaged if this Global Agreement or any of the Annex

Agreements were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Global Agreement or any of the Annex Agreements and to enforce specifically this Global Agreement or any of the Annex Agreements in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled, at law, in equity or pursuant to this Global Agreement or any of the Annex Agreements.

9.12                           Counting.  If the due date for any action to be taken under this Global Agreement (including the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

9.13                           Service of Process.  Each party irrevocably consents to the service of process in any action or proceeding by receipt of mailed copies thereof by national courier service or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.4 hereof.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

9.14                           Time of Essence.  With regard to all dates and time periods set forth or referred to in this Global Agreement, time is of the essence.

9.15                           Interpretation.

(a)                                  In the event of any conflict between this Global Agreement and any of the Annex Agreements, the provisions of such Annex Agreement shall govern.

(b)                                 Any reference herein to any section of this Global Agreement shall be deemed to include a reference to any Exhibit, Annex or Schedule referred to within such section.

(c)                                  A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(d)                                 All references to “$” and dollars shall refer to United States currency.

(e)                                  All references to any financial or accounting terms shall be defined in accordance with United States Generally Accepted Accounting Principles.

9.16                           Preparation of this Global Agreement.  ACC and TelCove hereby acknowledge that (i) both parties jointly and equally participated in the drafting of this Global Agreement, its Annex Agreements, and all other agreements contemplated hereby, (ii) both parties have been adequately represented and advised by legal counsel with respect to this Global Agreement, its Annex Agreements, and the transactions contemplated hereby, and (iii) no presumption shall be made that any provision of this Global Agreement or any agreement contemplated hereby shall be construed against either party by reason of such role in the drafting of this Global Agreement or any agreement contemplated hereby.

9.17                           Counterparts.  This Global Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Global Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Global Agreement.  In proving this Global Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Global Agreement has been duly executed and delivered by the duly authorized officers of ACC and TelCove as of the date first above written.

ACC:			TELCOVE:

ADELPHIA COMMUNICATIONS CORPORATION			ADELPHIA BUSINESS SOLUTIONS, INC., d/b/a TelCove

By:	/s/	Joe W. Bagan	By:	/s/	John Glicksman
Name:		Joe W. Bagan	Name:		John Glicksman
Title:		Senior Vice President & Chief Administrative Officer	Title:		Vice President and General Counsel

EXHIBITS

Exhibit 2.1	–	Payables Paid by ACC upon the Global Closing

Exhibit 2.5(a)	–	Joint Rejections

Exhibit 2.5(b)	–	ILEC Contracts

Exhibit 2.5(c)	–	TelCove Assumed and Assigned to ACC

Exhibit 2.5(d)	–	TelCove Assumed

Exhibit 2.5(e)	–	TelCove Rejections

Exhibit 2.5(f)	–	VA Ring Contracts

Exhibit 2.5(g)	–	Omnibus Objection Contracts

Exhibit 2.5(h)	–	ACC Contracts to be Assigned to TelCove

Exhibit 3.5A	–	ACC Third-Party Consents

Exhibit 3.5B	–	TelCove Third-Party Consents

Exhibit 3.8(a)(ii)	–	Description of Garage

Exhibit 3.8(a)(iii)	–	List of Motor Vehicles

Exhibit 3.9	–	ACC Retained Employees

ANNEXES

Annex I	–	Mutual Release Agreement

Annex II	–	Commercial Services Agreement

Annex III	–	IP Transport Agreement

Annex IV	–	IT License Exchange Agreement

Annex V	–	Assignment and Assumption Agreement

Annex VI	–	Amendment to Master Reciprocal Settlement Agreement

Annex VII	–	Asset Conveyance Agreement

Annex VIII	–	IRU Agreement

Annex IX	–	Maintenance Agreement

Annex X	–	Collocation Agreement

Annex XI	–	Master Management Agreement

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS

1.1	Defined Terms
1.2	Other Defined Terms
1.3	Other Definitional Provisions

ARTICLE II.	TERMS OF SETTLEMENT

2.1	The Global Transactions
2.2	The CLEC Transactions
2.3	Consideration
2.4	Global Closing and Subsequent Confirmations
2.5	Assumed and Non-Assumed Liabilities

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

3.1	Existence, Good Standing and Power
3.2	Authority
3.3	Execution and Binding Effect
3.4	No Violation
3.5	Third-Party Consents
3.6	Brokers and Finders
3.7	Litigation
3.8	Title to Assets
3.9	Employees

ARTICLE IV.	COVENANTS OF THE PARTIES

4.1	Public Announcements
4.2	Reasonable Efforts
4.3	Notification of Certain Matters
4.4	Further Agreements
4.5	Payment of Transfer Taxes; Tax Filings
4.6	Proration of Taxes, Refunds and Certain Charges
4.7	HSR Act
4.8	Bulk Sales
4.9	Settlement Motion.
4.10	Disclosure Exhibits and Schedules
4.11	Inspection and Maintenance of Acquired Assets and Related Records
4.12	FCC, State and Other Governmental Applications
4.13	Lien Searches
4.14	Taxes
4.15	Compliance with Contracts and Operation of Business
4.16	Execution by ACC and TelCove on behalf of Affiliates
4.17	Consents
4.18	No Continuation of Business

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4.19	Employee Matters
4.20	Removal of Adelphia Marks
4.21	Use of “Adelphia Business Solutions”
4.22	Real Estate Transactions
4.23	Access to Records and Personnel; Cooperation re Third-Party Claims
4.24	Cooperation regarding Bankruptcy
4.25	Payment of Current Invoices

ARTICLE V.	CONDITIONS TO OBLIGATIONS OF THE PARTIES

5.1	Conditions Precedent to Obligations of the Parties
5.2	Conditions Precedent to Obligations of ACC
5.3	Conditions Precedent to Obligations of TelCove
5.4	Opportunity to Cure Material Defaults or Unsatisfied Conditions

ARTICLE VI.	TERMINATION

6.1	Termination of Global Agreement
6.2	Consequences in Event of Termination

ARTICLE VII.	INDEMNIFICATION

7.1	Survival
7.2	Indemnification
7.3	Procedures for Indemnification
7.4	Other Provisions
7.5	Limitations on Indemnification for Capped Damages
7.6	Determination of Capped Damages.

ARTICLE VIII.	CONFIDENTIALITY

ARTICLE IX.	MISCELLANEOUS

9.1	Expenses
9.2	Assignment
9.3	Parties in Interest
9.4	Notices
9.5	Choice of Law
9.6	Entire Agreement; Amendments and Waivers
9.7	Invalidity
9.8	Headings
9.9	Exclusive Jurisdiction
9.10	Waiver of Right to Trial by Jury
9.11	Specific Performance
9.12	Counting
9.13	Service of Process
9.14	Time of Essence

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9.15	Interpretation
9.16	Preparation of this Global Agreement
9.17	Counterparts

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